EX-99.23(d)(184)

Amendment
to
Investment Sub-Advisory Agreement
between
Jackson National Asset Management, LLC
and
Lazard Asset Management LLC

This Amendment is made by and between Jackson National Asset Management, LLC, a Michigan limited liability company and registered investment adviser (“Adviser”), and Lazard Asset Management LLC, a Delaware limited liability company and registered investment adviser (“Sub-Adviser”).

Whereas, the Adviser and Sub-Adviser entered into an Investment Sub-Advisory Agreement dated as of January 31, 2001 (“Agreement”), whereby Adviser appointed Sub-Adviser to provide certain sub-investment advisory services to the investment portfolios of JNL Series Trust; and

Whereas, pursuant to the Agreement, the Adviser agreed to pay the Sub-Adviser for the services provided and the expenses assumed by the Sub-Advisor a sub-advisory fee as set forth on Schedule B to the Agreement, and the Sub-Adviser agreed to accept such sub-advisory fee as full compensation under the Agreement for such services and expenses.

Whereas, in order to effectuate a fee reduction for the JNL/Lazard Emerging Markets Fund, Schedule B must be amended.

Now Therefore, in consideration of the mutual covenants herein contained, the parties hereby agree to amend the Agreement as follows:

1.	Schedule B to the Agreement is hereby deleted and replaced in its entirety with Schedule B dated January 1, 2010, attached hereto.

In Witness Whereof, the Adviser and the Sub-Adviser have caused this Amendment to be executed as of this 1st day of January, 2010.

Jackson National Asset Management, LLC	Lazard Asset Management LLC
By: /s/ Mark D. Nerud	By: /s/ Charles L. Carroll
Name: Mark D. Nerud	Name: Charles L. Carroll
Title: President	Title: Deputy Chairman

Schedule B
January 1, 2010
(Compensation)

JNL/Lazard Emerging Markets Fund
Average Daily Net Assets	Annual Rate
$0 to $50 Million	0.75%
$50 to $200 Million	0.65%
$200 to $700 Million	0.60%
Amounts Over $700 Million	0.55%

JNL/Lazard Mid Cap Equity Fund
Average Daily Net Assets	Annual Rate
$0 to $250 Million	0.45%
Amounts Over $250 Million	0.40%